EXHIBIT 21
                                                       ----------




                       LIST OF SUBSIDIARIES
                          OF THE COMPANY


                                           Names Under Which
 Name of                 State of          Subsidiary Does
 Subsidiary              Incorporation     Business
 -----------             -------------     ------------------

 EGASCO, Inc.            Texas             EGASCO, Inc.

 EnerMart, Inc.          Delaware          EnerMart, Inc.
   Enermart Trust        Pennsylvania      Enermart Trust

 Trans Louisiana         Louisiana         Trans Louisiana
 Industrial Gas                            Industrial Gas
 Company, Inc.                             Company, Inc.

 Western Kentucky Gas    Delaware          Western Kentucky Gas
 Resources Company                         Resources Company

                                           NRG Corp.